EXHIBIT 11


                    COMPUTATION OF PER SHARE EARNINGS

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                                                        1993             1992             1991

Net Income ($000)                                  $    50,043       $    76,233      $     124,790


Weighted Average Common Shares Outstanding          69,740,458        69,604,174         69,270,992
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Earnings Per Share                                 $      0.72       $      1.10      $        1.80


Weighted Average Common Shares Outstanding
Including Common Stock Equivalents -
Primary Basis                                       70,048,604        70,131,230         69,716,207


Primary Earnings Per Share                         $      0.71       $      1.09      $        1.79


Weighted Average Common Shares Outstanding
Including Common Stock Equivalents -
Fully Diluted Basis                                 70,189,459        70,131,230         69,902,949


Fully Diluted Earnings Per Share                   $      0.71       $      1.09      $        1.79

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